Exhibit 10.19

              AMENDMENT NO. 1 TO 1990 NONEMPLOYEE
                   DIRECTOR STOCK OPTION PLAN

     Effective June 19, 1998, with respect to all stock options issued from that date, the
1990 Nonemployee Director Stock Option Plan of Oceaneering International, Inc., is amended as follows:

Paragraph 3 - Designation of Participants; Automatic Grant of Options:

          Delete third and fourth sentences (Each Optionee shall...of the Company." and substitute:

          "Effective the date of the Annual Shareholders Meeting
      (August 21, 1998), each
     Optionee is granted options to purchase 10,000 shares of Common Stock (subject to adjustment as provided in Paragraph 9)."

Paragraph 5 - Optionee Price, subparagraph (a):

          Delete "fifty per cent (50%)" and substitute "one hundred per cent (100%)".

Paragraph 6 - Option Period:

     Delete "ten years" and substitute "five years".